Exhibit 10.1
Restricted Share Unit Agreement
Granted Under The Amended and Restated 2005 Equity Incentive Plan
1. Grant of Award.
     Pursuant to authority delegated by the Supervisory Board and Management Board (the “Board”) of Vistaprint N.V., a Netherlands company (the “Company”), pursuant to Section 3 of the Amended and Restated 2005 Equity Incentive Plan (the “Plan”), this Agreement evidences the grant by the Company on «GrantDate» (the “Grant Date”) to «Name» (the “Participant”) of «Numbershares» restricted share units (the “Units”) with respect to a total of «Numbershares» ordinary shares of the Company, €0.01 par value per share (the “Ordinary Shares”).
     Except as otherwise indicated by the context, the term “Participant,” as used in this award, is deemed to include any person who acquires rights under this award validly under its terms.
2. Vesting Schedule.
     (a) Subject to the terms and conditions of this award, the Units vest in accordance with the following schedule. On each vesting date each Unit is automatically converted into an Ordinary Share (on a one-to-one basis). Vesting amounts pursuant to the following schedule are cumulative:
•	25% of the original number of Units on «Vestingdate» (the “Vesting Date”),

•	and an additional 6.25% of the original number of Units at the end of each successive three-month period following the Vesting Date until the third anniversary of the Vesting Date.
     (b) Continuous Relationship with the Company Required. This vesting schedule requires that the Participant, at the time any Units vest, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company and as defined in Section 424(e) or (f) of the United States Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) (an “Eligible Participant”). Therefore, the Participant expressly accepts and agrees that any termination of his or her relationship with the Company for any reason whatsoever (including without limitation unfair or objective dismissal, permanent disability, resignation, desistance, etc.), automatically means the forfeiture of all of his or her unvested Units, with no compensation whatsoever. The Participant acknowledges and accepts that this is an essential condition of this Agreement and expressly agrees to this condition as an essential part thereof. If the Participant is employed by a parent or subsidiary of the Company, any references in this Agreement to employment by or with the Company or termination of employment by or with the Company are instead deemed to refer to such parent or subsidiary.
     (c) Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then the vesting of Units ceases and the Participant has no further rights with respect to any unvested Units. If the Participant, before this Award becomes vested in full, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or a parent or subsidiary of the Company, the vesting of Units ceases, and this award terminates immediately upon such violation.
3. Timing and Form of Distribution.
     The Company shall distribute, as soon as practicable after each vesting date, the Units that become vested on such date in the form of Ordinary Shares (on a one-to-one basis) (such date, the “Distribution Date”). In no event shall the Distribution Date be later than 45 days following the applicable vesting date, except that in the case of Participants who are not subject to U.S. income taxes on this award, the Distribution Date may be a later date if required by local law. The Participant will only receive distributions with respect to his or her vested Units and has no right to a distribution of Ordinary Shares with respect to unvested Units unless and until such Units vest. Once an Ordinary Share with respect to a vested Unit has been distributed pursuant to this award, the Participant has no further rights with respect to that Unit.
4. Withholding.
     The Participant is required to satisfy the payment of any Withholding Taxes (as defined below) required to be withheld with respect to the vesting of Units. As used in this Agreement, Withholding Taxes includes, as applicable and without limitation, federal, state, local, foreign and provincial income tax, social insurance contributions, payroll tax, payment on account or other tax-related items. Furthermore, if the Participant is subject to tax in more than one jurisdiction, the Participant acknowledges that the Company may be required to withhold or account for Withholding Taxes in more than one jurisdiction. In order to satisfy the Withholding Taxes owed with respect to the vesting of Units, the Participant agrees that:
     (a) Unless the Company, in its sole discretion, determines that the procedure set forth in this Section 4(a) is not advisable or unless the Participant is subject to Swiss income taxes on any income from this award, at the Distribution Date, the Company shall withhold a number of Ordinary Shares with a market value (based on the closing price of the Ordinary Shares on the last trading day prior to the Distribution Date) equal to the amount necessary to satisfy the minimum amount of Withholding Taxes due on such Distribution Date.
     (b) If the Company, in its sole discretion, determines that the procedure set forth in Section 4(a) is not advisable or sufficient or if the Participant is subject to Swiss income taxes on any income from this award, then the Participant, as a condition to receiving any Ordinary Shares upon the vesting of Units, shall either (i) pay to the Company, by cash or check, or in the sole discretion of the Company, payroll deduction, an amount sufficient to satisfy any Withholding Taxes or otherwise make arrangements satisfactory to the Company in its sole discretion for the payment of such amounts (including through offset of any amounts otherwise payable by the Company to the Participant, including salary or other compensation), or (ii) if the Company in its sole discretion determines to permit Participants to so elect, execute and deliver to the Company an irrevocable standing order authorizing E-Trade or any broker approved by the Company to sell, at the market price on the applicable Distribution Date, the number of Ordinary Shares that the Company has instructed such broker is necessary to obtain proceeds sufficient to satisfy the Withholding Taxes applicable to the Ordinary Shares to be distributed to the Participant on the Distribution Date (based on the closing price of Ordinary Shares on the last trading day prior to the Distribution Date) and to remit such proceeds to the Company. The Participant agrees to execute and deliver such documents as may be reasonably required in connection with the sale of any Ordinary Shares pursuant to this Section 4(b).
5. Nontransferability of Award.
     The Participant may not sell, assign, transfer, pledge or otherwise encumber this award, either voluntarily or by operation of law, except by will or the laws of descent and distribution. However, with respect to any award that is exempt from the provisions of Section 409A of the Code and the guidance thereunder (“Section 409A”) or with respect to a Participant who is not subject to U.S. income taxes on any income from this award, the Participant may transfer the award pursuant to a qualified domestic relations order, or to or for the benefit of any immediate family member, family trust, family partnership or family limited liability company established solely for the benefit of the holder and/or an immediate family member of the holder if, with respect to such proposed transferee, the Company would be eligible to use a Form S-8 for the registration of the issuance and sale of the Ordinary Shares subject to such award under the United States Securities Act of 1933, as amended.
6. No Right to Employment or Other Status.
     This award shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company or any parent or subsidiary of the Company. The Company and any parent or subsidiary of the Company expressly reserve the right to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim under the Plan or this award, except as expressly provided in this award.
7. No Rights as Shareholder.
     The Participant has no rights as a shareholder with respect to any Ordinary Shares distributable under this award until becoming recordholder of such shares.
8. Provisions of the Plan.
     This award is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this award.
9. Nature of the Grant. In accepting this Agreement, the Participant acknowledges as follows:
     (a) The Plan is established voluntarily by the Company, is discretionary in nature and cannot be regarded as a contractual employment condition, benefit or other right in any way whatsoever. Thus, the Company may modify, amend, suspend or terminate the Plan at the Company’s sole discretion at any time, unless otherwise provided in the Plan or this Agreement.
     (b) The grant of the Units and the Ordinary Shares is voluntary and occasional and does not create any contractual or other right to receive future awards of Units or benefits in lieu of Units even if Units have been awarded repeatedly in the past.
     (c) All decisions with respect to future grants of Units and/or Ordinary Shares, if any, are at the Company’s sole discretion.
     (d) The Participant’s participation in the Plan is voluntary.
     (e) The Units and the Ordinary Shares are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or to the Participant’s employer, and the Units are outside the scope of the Participant’s employment contract, if any.
     (f) The Units and the Ordinary Shares are not part of normal or expected compensation or salary for any purpose, including but not limited to the calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Participant’s employer.
     (g) The future value of the underlying Ordinary Shares is unknown and cannot be predicted with certainty.
     (h) If the Participant receives Ordinary Shares upon vesting, the value of such Ordinary Shares acquired on vesting of Units may increase or decrease in value.

     (i) In consideration of the grant of the Units, no claim or entitlement to compensation or damages arises from termination of the Units or Ordinary Shares, diminution in value of the Ordinary Shares or termination of the Participant’s employment by the Company or the Participant’s employer for any reason whatsoever and whether or not in breach of local labor laws. The Participant irrevocably releases the Company and his or her employer from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, the Participant is deemed irrevocably to have waived his or her entitlement to pursue such claim.
     (j) Further, if the Participant ceases to be a employee for any reason whatsoever and whether or not in breach of local labor laws, the Participant’s right to vesting of the Units under this Agreement and the Plan, if any, terminates effective as of the date that the Participant is no longer actively employed by the Company and will not be extended by any notice period mandated under local law (for example, active employment would not include a period of “garden leave” or similar period pursuant to local law). The Company has the exclusive discretion to determine when the Participant is no longer actively employed for purposes of this Agreement and the Plan.
10. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Ordinary Shares acquired under the Plan to the extent the Company determines it is necessary or advisable in order to comply with federal, state, local, foreign or provincial laws or to facilitate the administration of the Plan, except that with respect to awards that are subject to Section 409A, to the extent so permitted under Section 409A. Furthermore, the parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement and the Plan.
11. Data Privacy Notice and Consent. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this paragraph, by and among, as applicable, the Participant’s employer and the Company and its subsidiaries and affiliates for, among other purposes, implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company and its subsidiaries hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, date of birth, social security number or identification number, salary, nationality, job title, any Ordinary Shares or directorships held in the Company, details of all options or any other entitlement to Ordinary Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Participant further understands and agrees that the Company and/or its subsidiaries will transfer Data amongst themselves as necessary for employment purposes, including implementation, administration and management of the Participant’s participation in the Plan, and that the Company and/or any of its subsidiaries may each further transfer Data to E-Trade or such other stock plan service provider or other third parties assisting the Company with processing of Data. The Participant understands that these recipients may be located in the United States, and that the recipient’s country may have different data privacy laws and protections than in the Participant’s country. The Participant authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes described in this section, including any requisite transfer to E-Trade or such other stock plan service provider or other third party as may be required for the administration of the Plan and/or the subsequent holding of Ordinary Shares on the Participant’s behalf. The Participant understands that he or she may, at any time, request access to the Data, request any necessary amendments to it or refuse or withdraw the consents in this Section 11, in any case without cost, by contacting in writing his or her local human resources representative. The Participant understands, however, that withdrawal of consent may affect the Participant’s ability participate in or realize benefits from the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
12. Reorganization Events and Change in Control Events.
          (a) Reorganization Event.
          (i) In connection with a Reorganization Event (as defined in the Plan), the Board may take any one or more of the following actions with respect to the Units on such terms as the Board determines (except to the extent specifically otherwise provided in another agreement between the Company and the Participant): (A) provide that outstanding Units shall be assumed, or substantially equivalent Units shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof); (B) provide that outstanding Units shall become vested and deliverable in whole or in part prior to or upon such Reorganization Event; (C) in the event of a Reorganization Event under the terms of which holders of Ordinary Shares will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participant with respect to each Unit held by a Participant equal to (I) the number of Ordinary Shares that vest upon or immediately prior to such Reorganization Event multiplied by (II) the excess of (X) the Acquisition Price over (Y) any applicable tax withholdings, in exchange for the termination of such Units; (D) provide that, in connection with a liquidation or dissolution of the Company, the Units shall convert into the right to receive liquidation proceeds (if applicable, net of any applicable Withholding Taxes); (E) provide for the termination of unvested Units immediately prior to the Reorganization Event; (F) any other action permitted under the Plan; and (G) any combination of the foregoing. In taking any of the actions permitted under this Section 12(a)(i), the Board shall not be obligated by the Plan or this Agreement to treat all awards of Units under the Plan, all awards of Units held by a Participant, or all awards of the same type, identically.
          (ii) Notwithstanding the terms of Section 12(a)(i), in the case of outstanding Units that are subject to Section 409A: (A) if another agreement between the Participant and the Company provides that the Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i) (a “Section 409A Change in Control”), and the Reorganization Event constitutes a Section 409A Change in Control, then no assumption or substitution shall be permitted pursuant to Section 12(a)(i)(A) and the Units shall instead be settled in accordance with the terms of the applicable agreement; (B) the Board may only undertake the actions set forth in clauses (B), (C), (D), (E) or (F) of Section 12(a)(i) if the Reorganization Event constitutes a Section 409A Change in Control and such action is permitted or required by Section 409A; and (C) if the Reorganization Event is not a Section 409A Change in Control or the action under clauses (B), (C), (D), (E) or (F) of Section 12(a)(i) are not permitted or required by Section 409A, and the acquiring or succeeding corporation does not assume or substitute the Units pursuant to clause (A) of Section 12(a)(i), then the unvested Units terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefore.
          (iii) For purposes of Section 12(a)(i)(A), the Units are considered assumed if, following consummation of the Reorganization Event, such award confers the right to receive pursuant to the terms of such award, for each Ordinary Share subject to the Units immediately prior to the consummation of the Reorganization Even, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Ordinary Shares for each Ordinary Share held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Ordinary Shares), except that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding Ordinary Shares as a result of the Reorganization Event.
     (b) Change in Control Event.
          (i) Upon the occurrence of a Change in Control Event (as defined in the Plan), regardless of whether such event also constitutes a Reorganization Event (except to the extent specifically otherwise provided in another agreement between the Company and the Participant), one-half of the number of then unvested Units become vested if, on or prior to the first anniversary of the date of the consummation of the Change in Control Event, the Participant’s employment with the Company or the acquiring or succeeding corporation is terminated for Good Reason (as defined below) by the Participant or is terminated without Cause (as defined in the Plan) by the Company or the acquiring or succeeding corporation.
          (ii) For purposes of this Agreement, “Good Reason” means (A) any significant diminution in the Participant’s duties, authority or responsibilities from and after the Change in Control Event, (B) any material reduction in base compensation payable to the Participant from and after the Change in Control Event, or (C) the relocation of the place of business at which the Participant is principally located to a location that is greater than 50 miles from the current site. However, no such event or condition constitutes Good Reason unless (x) the Participant gives the Company a written notice of termination for Good Reason not more than 90 days after the initial existence of the condition, (y) the grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice and (z) Participant’s termination of employment occurs within six months following the Company’s receipt of such notice.
13. Section 409A.
     (a) This Agreement is intended to comply with or be exempt from the requirements of Section 409A and shall be construed consistently therewith. The Company makes no representations or warranties and will have no liability to the Participant or to any other person, if any of the provisions of or payments under this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A but that do not satisfy the requirements of that Section.
     (b) If the Units are considered to be “nonqualified deferred compensation” within the meaning of Section 409A, and the Participant is considered a “specified employee” within the meaning of Section 409A, then notwithstanding anything to the contrary in this Agreement, no Ordinary Shares that are required to be delivered upon vesting of Units that occurs upon a termination of employment shall be delivered to the Participant until the earlier of (i) the six-month and one-day anniversary of the Participant’s termination of employment and (ii) the Participant’s death.
     (c) For purposes of Sections 12(b)(ii) and 13(b) of this Agreement, “termination of employment” and similar terms mean “separation from service” within the meaning of Section 409A. The determination of whether and when Participant’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 13(c), “Company” includes all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

PARTICIPANT’S ACCEPTANCE
     By signing or electronically accepting this Agreement, the Participant agrees to the terms and conditions hereof. The Participant hereby acknowledges receipt of a copy of the Vistaprint N.V. Amended and Restated 2005 Equity Incentive Plan.